Information Architects Names New CEO
Tuesday May 23, 9:00 am ET

FT. LAUDERDALE, FL--(MARKET WIRE)--May 23, 2006 -- Information Architects (IA) (OTC BB:IACH.OB - News), a leader in online information solutions, today announced that they have named Todd K. Morgan, as their new CEO. The appointment, effective immediately, is a milestone in IA's restructuring and implementation of newly developed business plans. An industry veteran with more than 18 years of technology, business, broadcasting, and franchising experience, Todd is the perfect person to take over the day-to-day operations of IA's portfolio of companies. Todd brings to Information Architects a wealth of telecom industry experience and an impressive track record of successfully launching several businesses while assisting each client in implementing a national growth strategy.

Before that, as Vice President of New Business for Franchise Growth Systems, Todd was instrumental in signing 11 strategic partnership agreements for sales services in the first year. Extremely accomplished in Franchising, Todd has been able to help finance several start up companies and continue to be a private investment strategists with both past and current clients.

"I am very pleased to welcome someone of Todd's caliber and experience to Information Architects. He is the right candidate to help drive the future expansion of our operations and solutions as we solidify our position in the Broadcast and Entertainment market," said Jon Grinter, President of Information Architects.

About Information Architects

IA (www.ia.com) and its affiliates has been developing, delivering and supporting products that fulfill specific needs in a wide variety of industries. These solutions have been delivered over the web and are intended to reach a wider audience that would not normally have access to these services. Through its portfolio of companies IA is able to expand its reach to a larger and more diverse audience.

Release Disclaimer

The statements contained in this press release contain certain forward-looking statements, including statements regarding Information Architect's expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Information Architect's management as of the date hereof and actual results may vary based upon future events, both within and without the control of Information Architect's management.